Exhibit 99.1

Bitstream Inc. Reports First Quarter Results for 2011

The Company reported revenue for the first quarter increased 31% to $6,813,000 as compared to the first quarter of 2010, as well as 5% sequentially as compared to the fourth quarter of 2010.

MARLBOROUGH, Mass. —(Business Wire)—May 13, 2011—Bitstream Inc. (Nasdaq: BITS) today reported that total revenue increased by $1,605,000 or 31% to $6,813,000 for the three months ended March 31, 2011 as compared to total revenue of $5,208,000 for the three months ended March 31, 2010 and by $294,000 or 5% sequentially as compared to $6,519,000 for the three months ended December 31, 2010. The Company’s aggregate cash, cash equivalents, and investments at March 31, 2011 totaled $11,456,000, an increase of $188,000 from a balance of $11,268,000 at December 31, 2010.

“We are pleased to report that revenues increased sequentially for the fourth consecutive quarter to $6,813,000 for the first quarter of 2011,” said Amos Kaminski, Executive Chairman and Chief Executive Officer. “The increase from the prior year was the result of increased sales across all of our product lines. MyFonts sales, with the addition of Webfonts, continue to grow and exceeded our expectations. Our OEM font product line closed several large licenses during the quarter that include possible royalties in future quarters. In addition to closing Pageflex Storefront licenses, our publishing line also received OEM revenue from our acquired iWay product. We continue to strengthen the relationships with our iWay OEM partners and additionally have signed contracts with iWay resellers in the US and Europe. Our BOLT browser team, built over the past year, is focused on generating revenue opportunities through a variety of channels and establishing BOLT’s brand recognition.”

The increase in cost of license revenue for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010 is due to the increase in direct third party cost of $473,000 primarily from royalties associated with e-commerce sales and $47,000 for amortization expense related to the acquisition of iWay technology. Cost of services increased primarily due to the additional personnel added with the iWay acquisition.

Operating expenses increased $1,558,000 to $4,496,000 for the three months ended March 31, 2011 from $2,938,000 for the three months ended March 31, 2010. The increase includes increases in general and administrative (“G&A”) expenses of $144,000 in professional fees and $100,000 in salaries and benefits from an increase in personnel. We also invested approximately $1 million in iWay technology and increased our investment in the BOLT technology by approximately $300,000.

On May 1, 2011, Anna Chagnon, Bitstream’s President and CEO, resigned as an employee and director of the Company. Approximately $685,000 in expenses related to this resignation will be recorded as a G&A expense during its second quarter.

GAAP Loss

Our loss from operations increased $602,000 to $1,005,000 for the three months ended March 31, 2011, as compared to $403,000 for the three months ended March 31, 2010. Our net loss increased $636,000 to $1,034,000 or $0.10 per share for the three months ended March 31, 2011 as compared to $398,000 or $0.04 per share for the three months ended March 31, 2010.

Non-GAAP Loss

Our non-GAAP results exclude stock-based compensation expense, the amortization of intangible assets primarily acquired from Press-Sense Ltd. and acquisition costs for certain assets of Press-Sense Ltd. Our non-GAAP loss from operations increased $511,000 to $680,000 for the three months ended March 31, 2011, as compared to $169,000 for the three months ended March 31, 2010. Our non-GAAP net loss increased $545,000 to $709,000 or $0.07 per share for the three months ended March 31, 2011, as compared to $164,000 or $0.02 per share for the three months ended March 31, 2010. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, May 13, 2011 at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended March 31, 2011:

•	Domestic Dial-in number: 1-866-238-0637

•	International Dial-in number: 1-703-639-1156

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through May 23, 2011 (access code): 1531601

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

The replay will also be available via the Company’s website at www.bitstream.com/corporate/investor

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2010, as supplemented by Bitstream’s subsequent quarterly reports on Form 10Q in 2011.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, as well as expenses from the amortization of intangible assets primarily acquired from Press-Sense Ltd. and the acquisition costs for acquiring certain assets of Press-Sense Ltd.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of Bitstream’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business. These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of Bitstream’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate Bitstream’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from or as a substitute for results prepared in accordance with GAAP.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Bitstream Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Software licenses	$5,204	$4,017
Services	1,609	1,191

Total revenue	6,813	5,208

Cost of revenue:
Software licenses	2,756	2,211
Services	566	462

Total cost of revenue	3,322	2,673

Gross profit	3,491	2,535

Operating expenses:
Marketing and selling	1,055	803
Research and development	2,198	1,392
General and administrative	1,243	743

Total operating expenses	4,496	2,938

Operating loss	(1,005)	(403)
Interest and other income, net	24	13

Loss before provision for income taxes	(981)	(390)
Provision for income taxes	53	8

Net loss	$(1,034)	$(398)

Basic and diluted net loss per share	$(0.10)	$(0.04)

Basic and diluted weighted average shares outstanding	10,151	9,953

Bitstream Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,293	$3,057
Accounts receivable, net	1,535	1,999
Prepaid expenses and other current assets	801	750
Short-term investments	114	114

Total current assets	5,743	5,920
Property and equipment, net	614	606
Restricted cash	198	144
Other	46	43
Goodwill	3,526	3,526
Intangible assets, net	3,379	3,479
Long-term investments	8,049	8,097

Total assets	$21,555	$21,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,643	$1,155
Accrued payroll and other compensation	761	746
Other accrued expenses	713	667
Deferred revenue	2,322	2,413

Total current liabilities	5,439	4,981
Long-term deferred revenue	225	105
Long-term deferred rent	525	530

Total liabilities	6,189	5,616

Total stockholders’ equity	15,366	16,199

Total liabilities and stockholders’ equity	$21,555	$21,815

Bitstream Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended March 31,
	2011	2010
Operating loss:
GAAP operating loss	$(1,005)	$(403)
Stock-based compensation	221	227
Amortization of intangible assets	104	7

Non-GAAP operating loss	$(680)	$(169)

Net loss:
GAAP net loss	$(1,034)	$(398)
Stock-based compensation	221	227
Amortization of intangible assets	104	7

Non-GAAP net loss	$(709)	$(164)

Net loss per share:
GAAP net loss per share	$(0.10)	$(0.04)
Stock-based compensation per share	0.02	0.02
Amortization of intangible assets per share	0.01	—

Non-GAAP net loss per share	$(0.07)	$(0.02)

For the three months ended March 31, 2011 and 2010, net loss per share is based on 10,151 and 9,953, basic weighted average shares outstanding, respectively.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com